Exhibit 99.3

                    BEFORE THE ARIZONA CORPORATION COMMISSION

COMMISSIONERS

MARC SPITZER, Chairman
JIM IRVIN
WILLIAM A. MUNDELL
JEFF HATCH-MILLER
MIKE GLEASON

IN THE MATTER OF THE APPLICATION OF         DOCKET NO. E-01345A-02-0707
ARIZONA PUBLIC SERVICE COMPANY FOR AN
ORDER OR ORDERS AUTHORIZING IT TO
ISSUE, INCUR, OR ASSUME EVIDENCES OF
LONG-TERM INDEBTEDNESS; TO ACQUIRE A           DECISION NO. 65796
FINANCIAL INTEREST OR INTERESTS IN AN
AFFILIATE OR AFFILIATES; TO LEND MONEY
TO AN AFFILIATE OR AFFILIATES; AND TO
GUARANTEE THE OBLIGATIONS OF AN
AFFILIATE OR AFFILIATES.                       OPINION AND ORDER

DATES OF HEARINGS:            September   24,  2002   (procedural   conference);
                              October 4, 2002 (procedural  conference);  January
                              3, 2003  (prehearing);  January  8, 9, 10, 13, and
                              14, 2003
PLACE OF HEARINGS:            Phoenix, Arizona
ADMINISTRATIVE LAW JUDGE:     Lyn Farmer
IN ATTENDANCE:                William  A.   Mundell,   Chairman   Marc  Spitzer,
                              Commissioner Jeff Hatch-Miller,  Commissioner Mike
                              Gleason, Commissioner

APPEARANCES:                  Mr.  Michael  R.  Engleman  and Mr.  Frederick  D.
                              Ochsenhirt,  DICKSTEIN, SHAPIRO, MORIN & OSHINSKY,
                              L.L.P, on behalf of Panda Gila River, LP;

                              Mr. Scott S. Wakefield, Chief Counsel, on behalf of the Residential Utility Consumer Office;

                              Mr. Thomas L. Mumaw and Ms. Karilee Ramaley, PINNACLE WEST CAPITAL CORPORATION; and Mr. Jeffrey
                              B. Guldner, SNELL & WILMER, P.L.C., on behalf of Arizona Public Service Company;

                              Mr.  James  McGuire,   ROSHKA,  HEYMAN  &  DeWULF,
                              P.L.C.,   on  behalf  of  Tucson   Electric  Power
                              Company;

                              Mr., Lawrence V. Robertson, Sr., MUNGER CHADWICK, P.L.C.; and Mr. Theodore E. Roberts, SEMPRA ENERGY, on behalf of Sempra Energy Resources and Southwestern Power Group, II;

                                        1                     DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

                              Mr. William P. Sullivan, MARTINEZ & CURTIS, P.C., on behalf of Reliant Energy Resources;

                              Mr. Walter W. Meek, President, on behalf of the Arizona Utility Investors Association;

                              Mr. C. Webb Crockett, FENNEMORE CRAIG, P.C., on behalf of the Arizonans for Electric Choice and Competition;

                              Mr. Jay I. Moyes, MOYES STOREY, on behalf of PPL Southwest Generating Holdings, LLC; PPL EnergyPlus, LLC; and PPL Sundance Energy, LLC; and

                              Mr. Christopher C. Kempley, Chief Counsel, and Ms. Janet F. Wagner, Staff Attorney, Legal Division, on behalf of the Utilities Division of the Arizona Corporation Commission.

BY THE COMMISSION:

     On September 16, 2002, Arizona Public Service Company ("APS" or "Company") filed with Corporation Commission ("Commission") the above-captioned application for financing approval ("Application").

     On September 20, 2002, Panda Gila River, L.P. ("Panda") filed a Motion for Leave to Intervene. On September 23, 2002, the Residential Utility Consumer Office ("RUCO") filed an Application to Intervene.

     By Procedural Order issued September 23, 2002, a Procedural Conference was held on September 24, 2002, to discuss the procedures for processing this application. By Procedural Order issued September 25, 2002, a second Procedural Conference was scheduled. -

     On October 4, 2002, the second Procedural Conference was held as scheduled and established procedural dates for the preparation and conduct of this matter and to consider the Motions to Intervene by Panda; Reliant Resources, Inc. ("Reliant"); the Harquahala Generating Company, LLC ("Harquahala"); PPL Southwest Generation Holdings, LLC; PPL Energy Plus, LLC; and PPL Sundance Energy, LLC (collectively "PPL entities"); the Arizona Utility Investors Association, Inc. ("AUIA"); Southwestern Power Group II, LLC and Bowie Power Station (collectively "SWPG/Bowie"); Sempra Energy Resources ("Sempra"); Arizona Competitive Power Alliance ("ACPA"); and Tucson Electric Power Company ("TEP").

                                       2                      DECISION NO. 65796
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                                                    DOCKET NO. E-01 345A-02-0707

     At the Procedural Conference, oral arguments were heard on the motions to intervene and the parties discussed their proposed procedural schedule for this matter. The motions to intervene were granted, and it was noted that the scope of the hearing would not be broadened by their participation.

     By Procedural Order issued October 9, 2002, the hearing was set to commence on January 8, 2003. On October 10, 2002, APS filed an Emergency Motion to Modify the October 9, 2002 Procedural Order, and on October 15, 2002, the Commission's Utilities Division Staff ("Staff'), RUCO, and Panda responded to APS' Motion.

     On October 16, 2002, APS filed a Motion for Protective Order ("Motion"). On October 21, 2002, Staff filed its Response; on October 23, 2002, RUCO filed its Response; on October 23, 2002, APS filed its Reply; and on October 29, 2002, Panda filed a Response to Staff's Response. On November 25, 2002, APS withdrew its Motion without prejudice. Intervention was granted to Arizonans for Electric Choice and Competition ("AECC") on November 18, 2002.

     Notice of the hearing was published in the ARIZONA REPUBLIC, THE BISBEE DAILY REVIEW, THE CASA GRANDE DISPATCH, THE ARIZONA DAILY SUN (FLAGSTAFF), THE PRESCOTT COURIER, AND THE YUMA DAILY SUN.

     The hearing commenced as scheduled in January 8, 2003 and witnesses for APS, AUIA, Panda, RUCO, and Staff testified and presented evidence during five days of hearing. Initial posthearing briefs were filed on January 27, 2003 and reply briefs were filed on February 6, 2003.

                                   BACKGROUND

     On May 20, 1994, the Commission opened Docket No. U-0000-94-165 to investigate the introduction of retail electric competition. On December 26, 1996, the Commission issued Decision No. 59943, which adopted A.A.C. R14-2-1601 through 1616, the Retail Electric Competition Rules. Hearings were held on generic stranded cost issues, and on June 28, 1998, the Commission issued Decision No. 60977 on Stranded Costs. On August 10, 1998, in Decision No. 61071, the Commission adopted amended rules on an emergency basis, and on December 11, 1998, adopted the emergency rules on a permanent basis in Decision No. 61272. On January 11, 1999, the Commission issued Decision No. 61311, which stayed the Retail Electric Competition Rules and related decisions, including Decision No. 60977.

                                       3                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

     On April 27, 1999, the Commission issued Decision No. 61677, which amended Decision No. 60977, the Commission's prior Stranded Cost decision. Decision No. 61677 ordered the Hearing Division to issue a Procedural Order to set dates for consideration of stranded costs and unbundled tariffs for each Affected Utility. The revised Retail Electric Competition Rules were published on May 14, 1999 and public comment sessions were held. On May 18, 1999, APS filed for approval of a Settlement Agreement, a hearing was held, and the Commission issued Decision No. 61973 (October 6, 1999), approving the Settlement Agreement with changes. On September 29, 1999, the Commission issued Decision No. 61969, which approved the revised Retail Electric Competition Rules ("Electric Competition Rules"). In Decision No. 62924 (October 10, 2000) the Commission adopted clarifying revisions to the Electric Competition Rules.

     The Settlement Agreement provided and Decision No. 61973 granted a two-year extension of time, until December 31, 2002, for APS to separate assets (A.A.C. 1615(A)(1)) and also granted a "similar two-year extension" for compliance with A.A.C. R14-2-1606(B)(2). APS planned to divest its competitive generation assets to a yet-to-be formed generation affiliate. The Addendum to APS' Settlement Agreement also provided that: "[a]fter the extensions granted in Section 4.1 have expired, APS shall procure generation for Standard Offer customers from the competitive market as provided for in the Electric Competition Rules. An affiliated generation company formed pursuant to this Section 4.1 may competitively bid for APS' Standard Offer load, but enjoys no automatic privilege outside of the market bid on account of its affiliation with APS." (4.1(3))

     On October 18, 2001, APS filed a Variance/Purchased Power Agreement ("PPA") application. The application stated that "adherence to the competitive bidding requirements of the Electric Competition Rules will not produce the intended result of reliable electric service for Standard Offer customers at reasonable rates," requested that the Commission grant a partial variance to R14-2-1606(B) that would otherwise obligate APS to acquire all of its customers' Standard Offer generation requirements from the competitive market, and sought Commission approval of a long term purchase power agreement with its parent, Pinnacle West Capital Corporation ("PWCC").

----------
(1) A.A.C. R14-2-1615(A) provides: "All competitive generation assets and competitive services shall be separated from an Affected Utility prior to January 1, 2001. Such separation shall either be to an unaffiliated party or to a separate corporate affiliate or affiliates. If an Affected Utility chooses to transfer its competitive generation assets or competitive services to a competitive electric affiliate, such transfer shall be at a value determined by the Commission to be fair and reasonable." ("Rule 1615(A)")
(2) A.A.C. R14-2-1606(B) provides: "After January 1, 2001, power purchased by an investor owned Utility Distribution Company for Standard Offer Service shall be acquired from the competitive market through prudent, arm's length transactions, and with at least 50% through a competitive bid process." ("Rule 1606(B)")

                                       4                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

     By Procedural Order issued on May 2, 2002, a generic proceeding was established that set up Track A to resolve issues relating to market power, divestiture, codes of conduct/affiliate transactions and jurisdictional issues. It also established Track B to address competitive procurement. On September 10, 2002, the Commission issued Decision No. 65154 in the Track A proceeding. On September 16, 2002, APS filed this application. On November 8, 2002, APS filed an "Emergency Application" requesting a partial waiver of A.A.C. R14-2-804(B)(1) and (2) to allow APS to make short-term advances to PWCC in the form of an inter-affiliate line of credit, or alternatively, in the form of an APS guarantee of PWCC's short-term debt. In Decision No. 65434 (December 3, 2002), the Commission granted the request with conditions. On March 14, 2003, the Commission issued its Decision No. 65743 in Track B.

                                   DISCUSSION

     APS' parent, PWCC, has incurred approximately $1 billion in debt in order to finance the construction of generating units(3) at Pinnacle West Energy Corporation ("PWEC"), its merchant subsidiary. PWCC used debt with short-term maturities(4) because it planned for PWEC to refinance the debt at an investment grade once the APS rate-based generation assets were transferred to PWEC. In Decision No. 65154 (September 10, 2002), the Commission ordered APS to cancel any plans to divest interests in any generating assets.(5) On September 16, 2002, APS filed this financing application. APS, on behalf of its parent and affiliate, claims that without the APS generation assets, PWEC does not have an investment grade credit rating and therefore cannot finance the PWEC generation assets. Further, APS claims on behalf of its parent and affiliate, that due to market conditions, PWEC cannot obtain project financing. PWCC's bridge debt begins coming due in August 2003.

     In its application APS asks that the Commission:

     * Authorize the Company to assume, issue, or incur up to $500,000,000 in aggregate principal amount of Recapitalization Debt;
     * Authorize the Company to determine the terms associated with the Recapitalization Debt, including whether any portion of the Recapitalization Debt will be secured by

----------
(3) West Phoenix combined cycle generating units 4 & 5, Saguaro combustion turbine Unit No. 3 and Redhawk Units I & 2.
(4)  This has been referred to as PWCC's "bridge debt".
(5) The Decision also provided that if "APS wishes to pursue the issue of acquiring PWEC's generation assets, it shall file the appropriate application(s) by September 15, 2002."

                                       5                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

          all or a portion of the Company's assets;
     * Authorize the Company to provide the APS Guarantees in accordance with the Application;
     * Authorize the Company to determine the terms associated with the APS Guarantees, including whether any portion of the APS Guarantees will be secured by all or a portion of the Company's assets;
     * Provide that the Recapitalization Debt and the APS Guarantees will not be classified or counted as Continuing Debt;
     * Find that the issuance and incurrence of Recapitalization Debt, and the issuance of the APS Guarantees are reasonable necessary or appropriate for the purposes set forth in this Application and that such purposes are within those permitted by A.R.S. Section 40-301, ET SEQ.;
     * Permit such purposes to the extent they may be reasonably chargeable to operative expenses or to income and allow the payment of related expenses as contemplated herein;
     * Authorize APS to obtain a financial interest in PWEC or Pinnacle West in the form of an inter-affiliate loan, APS Guarantees, or a combination of the two up to a maximum aggregate principal amount of $500,000,000;
     * Authorize APS to make such expenditures, sign and deliver such documents, and negotiate such terms and conditions with underwriters or selling agents, purchasers and/or lenders, including but not limited to those pertaining to terms, rates, and collateral requirements (if any), all as described herein, as may be reasonably necessary to economically effectuate the other authorizations granted herein; and
     * Grant the Company such additional relief as is appropriate under the circumstances.

     The Company is requesting approval of either an inter-company loan, a guarantee, or a combination of both. The proceeds of the long-term debt incurred by APS would then be loaned to either PWEC or PWCC. The funds would be used to pay off an equivalent amount of PWCC debt previously incurred to finance construction of the PWEC assets.

     Jack Davis, APS President and CEO, and PWCC President, testified that the following were benefits from granting the application: avoiding a downgrade of APS debt ratings; avoiding corresponding increases in the APS cost of capital; strengthening wholesale competition by maintaining PWEC as a viable competitor in the upcoming Track B solicitation; preserving the Commission's ability to consider rate base treatment of the PWEC assets in the 2003-2004 rate case; strengthening investor and rating agency confidence in the Commission; continuing a responsive and responsible regulatory environment; preserving the current Track B solicitation process; and resulting in settlement of most of the issues in the Track A legal appeals. (APS-8 at 4-5) Further, in its Initial

                                       6                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

Post-Hearing Brief, APS identified what it believes are additional benefits to it and its customers from approval of the application, including net interest income of between 7.5 to 13.2 million dollars per year, and with Staff conditions, there may be greater regulatory insulation for APS within the holding company structure.

     APS witness, Arthur Tildesley, Managing Director, Salomon Smith Barney, Inc., testified that under current market conditions, PWEC would be unable to raise significant debt financing on a standalone or non-recourse basis. "Without the transfer of the APS generation assets or the establishment of some form of power purchase agreement ("PPA"), the business profile and credit quality of PWEC would be viewed as very weak." Mr. Tildesley testified that "APS business fundamentals and credit statistics are strong, and we believe that APS has significant capacity to provide an intercompany loan or guarantee to PWEC in the amount of $500 million without impairing fundamental utility credit quality." Mr. Tildesley did not attempt to evaluate PWEC's ability to actually service the loan, and in fact, for purposes of determining the impact of a loan on APS, he assumed no repayment capacity at PWEC. (APS-3 pp 4 & 5)

AUIA

     The AUIA urged the Commission to grant APS the authority it seeks and believes that this action would be in the public interest in safeguarding the financial integrity of APS and its parent. AUIA believes that if APS' credit cannot be used, "it is not inconceivable that a bankruptcy and/or a forced sale of some or all of the PWEC assets could occur. Of course, any sale in the near future would be into a market that is already glutted with the bad construction decisions of merchant generators." (AUIA-1 at 5). AUIA believes that such an impact on APS would not be positive as it is "increasingly difficult to insulate an affiliate from the fortunes of its holding company and vice versa and it is unrealistic to expect that APS would be immune from a financial meltdown at Pinnacle West." (Id.)

STAFF

     Staff believes that APS could face a downgrade if PWCC is downgraded, that such a downgrade of APS could interfere with APS' ability to provide electric service to the public if it resulted in increases in the cost of capital, potential lack of access to the capital markets, potential

                                       7                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

increases in collateral requirements, and an inability to do business with vendors. Staff believes that APS' requested financing will be compatible with the public interest if, by preventing a downgrade in APS' credit ratings, it prevents a substantial disintegration in APS' ability to provide service. For those reasons, Staff recommended that the Commission authorize APS to borrow $500 million in order to loan the proceeds to PWEC.

     Although Staff concludes that APS' proposed financing will likely serve the public interest, Staff believes that the transaction poses some risks to the Company and to its ratepayers, including the fact that issuing debt to loan to PWEC will diminish APS' ability to obtain its own required debt capital needed in the coming years, and that the proposed financing runs counter to the goal of insulating APS from its affiliates' unregulated activities. Staff believes that these considerations do not outweigh the need to prevent a downgrade to APS' credit rating, but require conditions to approval of the financing. Staff Conditions for approval include:

     1. APS should be authorized to issue and sell no more than $500,000,000 of debt in addition to its current authorizations;
     2. The debt to be lent to PWEC should be no more than $500,000,000 of secured callable notes from PWEC. The security interest shall be on the same terms as the security interest APS already has pursuant to the $125,000,000 loan authorization from Decision No. 65434;
     3. The PWEC secured note coupon shall be 264 basis points above the coupon on APS debt issued and sold on equivalent terms (including but not limited to maturity and security);
     4. The difference in interest income and interest expense should be capitalized as a deferred credit and used to offset rates in the future. The deferred credit balance shall bear an interest rate of six percent;
     5. The PWEC debt maturity shall not exceed four years, unless otherwise ordered by the Commission;
     6. Any demonstrable increase in APS' cost of capital as a result of the transaction, such as from a decline in bond rating, will be extracted from future rate cases; and
     7. APS shall maintain a minimum common equity of 40 percent and shall not be allowed to pay dividends if such payment would reduce its common equity ratio below this threshold, unless otherwise waived by the Commission. The Commission will process the waiver within sixty days, and for this sixty-day, period this condition shall be suspended. However, this condition shall not be permanently waived without an order of the Commission. During the hearing, Staff proposed two clarifications to Condition 7: that the condition should remain in effect indefinitely and that APS should file the capital structure calculation with the Commission within one week of filing a 10-Q or 10-K.

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                                                     DOCKET NO. E-01345A-02-0707

     Staff's conditions 2 and 6 are designed to protect APS and its ratepayers from any harm that may result from this transaction. Condition 2 is necessary to ensure that APS' interests are protected if there were a default on the loan. Condition 6 puts the Company and its affiliates on notice that any negative credit effects to APS will not be borne by its ratepayers. Conditions 3 and 4 are designed to ensure that APS and its ratepayers are appropriately compensated for the risk associated with the transaction. Conditions 5 and 7 are intended to provide appropriate regulatory insulation between APS and its affiliates.

     Staff believes that ordinarily, it would probably recommend denial of such a financing. However, Staff believes that the circumstances surrounding this application are "far from ordinary". "The financial markets are deteriorating, the energy sector is in disarray, electric utilities in neighboring states have suffered financial difficulties, and the wholesale market for electricity has been volatile. Against this backdrop, the Commission's policy should be aimed at ensuring that Arizona will continue to have financially sound electric utilities. Because of the potential risk of a downgrade to APS' credit rating, the Commission should approve APS' application; because of the potential risks inherent in this transaction, the Commission should condition its approval upon Staff's seven conditions." (Staff Initial Br. At 6).

     Staff asserts that the Commission should not base its approval of this application upon APS' allegations that the Commission is at fault for PWCC's predicament. Staff states that throughout its presentation of its case, "APS has implied that the Commission is responsible for PWCC's dilemma, claiming that the Commission 'largely created' this problem 'in the first instance.' (Ex. APS-1 at 24). Over and over again, APS insinuates that the Commission's Track A order is largely to blame, (APS' Br. At 5, 7), and that the Commission is now responsible for repairing that order's 'loose ends.' (Tr. at 586). Finally, APS has stated that incurring the bridge debt was 'consistent with Commission guidance and directives,' (APS' Br. At 8), as if the Commission were the entity that decided to build the PWEC assets and to finance them through short term bridge debt. The Commission should not conclude that it is responsible for PWCC's problems, and it certainly should not base its approval of this application upon such claims." (Staff Reply Br. at 5).

     Staff cites the existing turmoil in the financial markets and the volatility that has existed in the

                                       9                      DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

wholesale electric market. Staff's witness testified that if the Commission had not stopped divestiture, given the current market situation, PWEC could have been facing an even worse problem than trying to finance now. Staff further noted that the "PWCC enterprise chose to build the assets at PWEC, chose to finance them at the holding company level, and chose the maturities of the debt. None of these decisions were made or sanctioned by the Commission. APS will argue that its code of conduct prevented it from building the PWEC assets at APS (Tr. at 520); nonetheless, an examination of that document does not clearly support that conclusion." (Staff Reply Brief at 5-6)

RUCO

     RUCO recommends granting the financing application and also proposes that APS be required to file an application with the Commission within 45 days to transfer the PWEC generation assets to APS.

     RUCO believes that because APS will use borrowed funds to protect its own credit rating, the financing is within the proper performance of its duties as a public service corporation. Based upon Moody's December 30, 2002 Opinion Update on APS and Standard and Poor's statement that "[e]ven on a stand-alone basis, APS' financial health remains solidly within the 'BBB' category even with the addition of $500 million in debt" (Ex S-4), RUCO believes that the financing will not impair APS' ability to perform its public service obligations.

     RUCO believes that with conditions, the financing is compatible with the public interest. According to RUCO, it will allow PWEC/APS to maintain the generation assets to the benefit of APS customers. RUCO notes that generally, a utility issuing debt to finance assets owned by an affiliate is not compatible with sound financial practices, however, RUCO believes that it and Staff have proposed conditions that would make the financing consistent with sound financial practices. RUCO recognizes that "[t]ransferring the PWEC assets to APS and including some or all in rate base could signal the death knell for wholesale competition", however, RUCO argues that "it is in the public interest for the Commission to take action to protect the public, even if that means returning to an integrated electric utility model at this time." (RUCO Reply Br. at 3) RUCO concludes that granting the APS application is "merely a stopgap measure to prevent PWCC from defaulting on its short-term debt obligations and going into bankruptcy" and that a "cohesive comprehensive plan to rebuild the

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                                                     DOCKET NO. E-01345A-02-0707

regulatory paradigm is necessary to return the electric industry in Arizona to functional viability." (RUCO Br. At 7)

PANDA

     Panda recommends that the Commission deny the financing application, but if it does approve some form of credit support to an affiliate, that the Commission require that it be in the form of a guarantee of affiliate debt, but not a direct inter-company loan. Panda disagrees with APS' assertions that PWCC cannot refinance the debt itself; that PWCC will be downgraded if the financing application is denied; that APS will be downgraded if the financing application is denied; and that if the financing is approved, APS will not be harmed, even with the Staff conditions.

     According to Panda, APS asserted two primary reasons for Commission approval of the financing. First, APS argues that the Commission's decision in the Track A harmed it and its parent and affiliate, and that the Commission should approve the financing as a remedy. Second, APS argues that PWEC is fundamentally different from other merchant generators and therefore, Commission should protect it.

     Susan Abbott, a former Moody's analyst with twenty years experience rating utility companies, including APS, testified on behalf of Panda.

     Panda argues that there is no evidence in the record that PWCC will suffer a downgrade if APS does not refinance the bridge debt. In its Initial Brief, Panda states "APS introduced NO written evidence that PWCC would be downgraded if it refinanced or renegotiated the bridge debt at the holding company level, nor any evidence that such a refinancing or renegotiation is impossible. Rather, Ms. Gomez relied on undocumented and unsubstantiated conversations she allegedly had with lenders and rating agency personnel during the course of which, or even after which, she failed to take a SINGLE note. Tr. at 114, lines 3-6 ... In short, Ms. Gomez could produce no evidence to back up her assertion that PWCC would be downgraded if it refinanced the bridge debt at the holding company level." (emphasis original) (Panda Initial Br. p. 11) Panda's witness testified that were she analyzing PWCC, she would not recommend a rating downgrade if PWCC refinanced the debt, because PWCC's credit metrics would remain within the BBB range. Ms. Abbott further noted that APS testified that PWCC could raise $300 million over the next year for its Nevada generation

                                       11                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

(Silverhawk).

     Panda also argues that there is no evidence in the record that APS will suffer a downgrade if PWCC is downgraded. Panda's witness testified that a downgrade of a holding company can result in a downgrade of the utility subsidiary when the parent's debt load is so high as to require substantial dividends from the utility company in order for the parent to service the debt, but here, the debt load of the parent would not change, since it is a refinancing. Panda argues that any evidence that APS will not be downgraded if it assumes an additional $500 million in debt is "either not credible or is entirely self-serving." (Initial Br. at 14) Panda's witness testified that the analysis of the rating agencies depends on what information was provided by the utility, and Panda argues that since APS sent its testimony (which says APS intends to seek rate base treatment of the PWEC generation assets) to the rating agencies but APS' witness cannot remember what she told the rating agencies, there is no way to know whether the analyses presume rate base treatment of the PWEC assets, and therefore would decline if the assets did not become rate based. Panda also argues that the relevance of prior rating agency statements are questionable "given that APS appears to have provided inaccurate information to the rating agencies and analysts in the past as well. Shortly after the 1999 Settlement and after PWEC proposed constructing generation assets, APS and PWEC told the rating agencies that PWEC and APS either had, or would, enter into a four-year Power Purchase Agreement ("PPA") for the supply of APS' power requirements, even though the final two years of the PPA would be AFTER the date when APS was required to procure 100% of its Standard Offer Service requirements from the competitive market rather than from its unregulated merchant affiliate. Exhs. P-23, 24 and 25. On cross-examination, Ms. Gomez admitted that there really was no such PPA, and that APS merely told the rating agencies that it 'expected' to sell power under just such a contract. Tr. at 145-146. The documents offer no such qualification, and it is reasonable to infer, therefore, that had the agencies been provided more accurate information, they likely would not have opined as they did." (Panda Initial Br. at 14-15)

     Ms. Abbott testified that if additional leverage were to be placed on APS, it is difficult to believe that would not be reflected in a ratings downgrade by Moody's and Fitch, and by S&P at the first mortgage bond level. She found that APS' financial parameters would decline significantly, and

                                       12                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

although they are not the only concern for the rating agencies, they are important guideposts that have a heavy influence on ratings. Panda argued that even if APS is not downgraded as result of making a loan to its affiliate, its credit quality will suffer. Ms. Abbott testified that approval of the financing application would diminish APS' credit quality and that she would have not recommended keeping the rating the same based on her analysis and conclusion that the resulting financial metrics were more commensurate with those of other vertically integrated fully regulated utilities in the "B 11" range. (Tr. at 752) She expressed some surprise at Moody's December 30, 2002 statement, indicating that although ratings are not the sole product of financial metrics, it is not known what information APS provided to Moody's. APS Treasurer, Ms. Gomez testified that she did not keep records of her conversations.(6)

     Another concern expressed by Ms. Abbott is that a loan or guarantee between APS and PWCC would make that relationship closer, and APS will be less protected from negative circumstances affecting PWCC. She concludes that there are negative consequences to APS ratepayers in the long run, including higher interest cost should APS be downgraded, and a less robust competitive market in Arizona leading to higher purchased power costs. Panda believes that the appropriate place to refinance the PWEC assets is at PWCC.

     Panda cites the rulemaking docket and order that adopted the Public Utility Holding Companies and Affiliated Interests Rules A.A.C. R14-2-401 ET SEQ. ("Affiliated Interest Rules") to support its position that the application should not be granted. Panda quotes the Commission's

Concise Explanatory Statement:

     The Rules were first promulgated in 1985 in response to the formation [of PWCC by APS] and to its acquisition one year later of MeraBank, a federal savings and loan institution. The Commission at the time expressed concerns that the transactions would prevent proper regulation and effect the establishment of rates for APS. In response, APS and its parent offered assurances to the Commission

----------
(6) Q. I think you responded in response to data requests that, in fact, you have no written statements from any of the financing agencies; is that correct? As far as your discussions with them?
     A. That's right. We don't keep documentation of the discussions with them.
     Q.   Why is that?
     A.   It's our practice to not keep documentation.
     Q. Okay. So you keep no documentation of any of your discussions with Moody's, Fitch, Standard & Poor's?
     A. No, I don't. The discussions happen frequently and I do not keep records of that. Gomez Tr. pp. 113-114. See also TR. At 117 & 298.

                                       13                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     that the concerns were unfounded ... The huge capital losses which have recently been experienced by MeraBank and have forced Pinnacle West to the brink of financial collapse served as the catalyst for the Commission to again engage in rulemaking for the regulation of public utility holding company formation and affiliated transactions ... Article 8 is designed to ensure that utility ratepayers are insulated from the dangers proven to be inherent in holding company structure and diversification. Its singular purpose is to ensure that ratepayers do not pay rates for utility service that include costs associated with holding company structure, financially beleaguered affiliates, or sweetheart deals with affiliates intended to extract capital from the utility to subsidize non-utility operations.(7)

     The Concise Explanatory Statement also stated that the Rules were intended to implement these principles: "First, utility funds must not be commingled with non-utility funds. Second, crosssubsidization of non-utility activities by utility ratepayers must be prohibited. Third, the financial credit of the utility must not be affected by non-utility activities. Fourth, the utility and its affiliate must provide the Commission with the information necessary to carry out regulatory responsibilities." (Id.)

     Panda concludes that "APS's (sic) assertion that APS' credit rating will be adversely affected if it is not permitted to loan half a billion dollars to its non-regulated affiliate is clearly an action that the Affiliated Interest Rules were intended to prohibit." (Panda Initial Br. at 5-6)

     Panda argues that APS failed to prove the elements required by the statutory and regulatory standards, but instead posed the "eight 'benefits"' it believes the financing provides.

     Panda argues that the evidence demonstrates that PWEC assets were built to serve the wholesale market, not APS customers. (Panda Initial Brief pp 15-19)

     Panda believes that if the Commission decides that it is in the public interest for APS to provide some credit support for its affiliate, it should be in the form of a guarantee, and not a loan.

     Panda recommends that the Commission restrict any financing to an APS guarantee of PWEC's debt because it would: maintain the separation of regulated and unregulated assets; preserve to the greatest extent possible the goal of wholesale competition; not prejudge or call into question the issue of rate basing PWEC assets; allow PWEC to make an entry into the financial markets(8); and

----------
(7) In the Matter of the Notice of Proposed Adoption of Rules for Regulation of Public Utility Companies with Unregulated Affiliates, Decision No. 56844, Attachment B at 2 (1990).
(8) APS' witness, Arthur Tildesley of Salomon Smith Barney testified that while the guarantee structure "may be perceived by investors as somewhat more complex and may be marginally more expensive than an intercompany loan, it has the benefit of the notes being issued directly by PWEC." (APS-3 at 9)

                                       14                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

APS credit quality would not suffer as much, because there is no interest obligation on a guarantee.(9)

     Panda believes that the Commission's goal should be to establish PWEC as a standalone entity as soon as possible, and a direct loan from APS to PWEC would perpetuate the relationship between regulated and unregulated entities, whereas a corporate guarantee would provide more of a degree of separation.

     Panda argues that APS' new reason to prefer a loan to a guarantee is because the guarantee would be more difficult to undo if the PWEC assets are rate based. Panda states that the "Commission is faced with the choice of using a guarantee, which APS witnesses have testified advances the future potential of PWEC standing on its own two feet, or allowing an inter-company loan, the only benefit of which is that it makes APS' desire to rate base the PWEC assets easier. With these facts and the Commission's objective to preserve a viable competitive wholesale market, it should be an easy choice for the Commission to select the corporate guarantee over the interaffiliate loan." (Panda Initial Br. at 27) "Putting the PWEC assets in APS' rate base is the antithesis of promoting wholesale competition. As Jack Davis made clear, if the PWEC assets go into rate base they will all but eliminate APS' capacity and energy needs going forward. Tr. at 655 ... Based on Mr. Davis' testimony, there is little question that rate-basing the PWEC assets would decimate wholesale competition in Arizona. Hence, if approval of the loan option would make this rate-basing any more likely, it should be rejected in favor of the guarantee option." (Panda Initial Br. at pp 28-29).

     Panda argues that the potential harm to wholesale competition can be created by the loan itself and by a default under the loan. APS has indicated its intent to transfer the PWEC assets to APS and seek rate base treatment, and defaulting on the loan could accomplish that goal. According to Panda, APS' assertions that the potential for cross-defaults would prevent a PWEC default would not suffice, because the PWCC debt that contains cross-defaults will expire, leaving only a $25 million callable Prudential loan at the end of 2004. Further, even if new debt contains the cross-default provisions, Panda believes that since the cross-default language is discretionary (the lender MAY declare the debt

----------
(9) APS testified that it proposed the guarantee option "because of its potentially reduced impact on APS and because it might provide PWEC some 'credit exposure' in the market that would be valuable in the future." (APS-2 at 7).

                                       15                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

to become immediately due and payable) and that such provisions are routinely waived by lenders, a waiver would be expected in an inter-company transaction. Panda also believes that APS' assertion that Deeds of Trust would also prevent automatic transfer to APS upon PWEC default is without merit, as the Deeds of Trust allow APS to 'enter upon and take possession of the trust estate.' Deed of Trust at 9, paragraph 1.10." (Panda Initial Br. at 31). Panda argues that a direct inter-company loan has the potential to adversely affect wholesale competition because APS would have a strong incentive to prefer its affiliate in the Track B competitive solicitation, both to support payment of its loan and to establish a case for rate base treatment of the PWEC assets.

     Panda also points out that the cost of a guarantee would have been evaluated when APS first proposed that alternative, and states that any costs of pursuing a guarantee would be borne by PWEC and would be of no consequence to APS or its customers.

     Panda proposes what it believes are three critical terms to any guarantee: the PWEC assets must be pledged as collateral for the loan; the lender must execute on the assets prior to seeking payment from APS; and APS should not be permitted to bid on the assets in the event PWEC were to default and a sale of assets be held.

     In response to APS' argument that under a guarantee, ratepayers will not have the benefit of the conditions Staff proposes, Panda argues that these are not "benefits" but ways to mitigate harm from the financing. Panda also argues that Staff's conditions only address the rate impacts of an increase in APS' cost of capital, and do not address other ways approval of a loan may harm APS ratepayers. Panda believes that loan approval will directly harm the competitive market by making it much more likely APS will ultimately be able to include the PWEC assets in APS rate base. Staff did not analyze the effect of loan approval on wholesale power rates, and Panda argues that therefore, Staff cannot be certain that approval of the application will not harm APS customers.

     In response to Staffs assertion that a guarantee is inappropriate, Panda argues that if Staff still believes that a risk premium is appropriate to reflect the risk that APS would be called upon to pay the amount of difference between the underlying; PWEC debt and the value of the PWEC assets, the transaction could be structured to collect such a risk premium from PWEC. Panda states that Staffs concern about APS not having a primary security interest is misplaced unless the point of the security

                                       16                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

interest is that APS ultimately owns the PWEC assets or if Staff believes that the PWEC assets are not worth at least $500 million. This is because the security interest requirement is to make sure that ratepayers are protected by allowing an opportunity to exercise on the collateral to recover the loan. Under the guarantee, APS would bear no risk of making any payment unless and until PWEC defaults, and only then if the PWEC assets are sold for less than the deficiency amount. As far as Staff's assertion that a guarantee is impractical, Panda notes that it was APS that proposed the guarantee and has consistently agreed to use the guarantee if the Commission determined that it was appropriate; that APS has had time to any prepare and address any additional complexities; and that APS' own lender witness testified that his firm would be interested in placing the guarantee and underlying PWEC debt.

SEMPRA/SWPG/BOWIE

     Sempra/SWPG/Bowie believes that the Commission should deny the financing for both policy and failure of proof reasons.

     Sempra/SWPG/Bowie believes that serious questions exist as to whether APS has satisfactorily discharged its probative burden under A.R.S. ss. 40-301(C). Sempra/SWPG/Bowie argues that the analysis should look at "whether the proposed borrowing and loaning by APS is for a 'lawful purpose' directly related to each of the five (5) decision making standards set forth in A.R.S. ss. 40-301(C)." (emphasis original)(Reply Br. at 9)

     Specifically, Sempra/SWPG/Bowie concluded that APS had not met its burden of showing that its proposed financial assistance to its affiliate is within its corporate powers and intended corporate purpose.

     Sempra/SWPG/Bowie argues that the record contains no credible evidence that APS' creditworthiness or financial integrity would be impaired if the financing were denied. Sempra/SWPG/Bowie state that "[o]n the face of it, the use of its creditworthiness and financial resources by APS to prop up an unregulated generation affiliate, and to financially back-stop its unregulated corporate parent, would appear to have nothing to do with the proper performance of its role and obligations as a public service corporation" (Sempra/SWPG/Bowie Initial Br. at 11), a finding required under A.R.S. ss. 40-301(C). Sempra/SWPG/Bowie further stated that APS

                                       17                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

acknowledges that it may be required to secure a loan with mortgage lien on APS assets and argues that "[t]he very existence of such a mortgage lien would, by its very nature, restrict APS' ability to use its assets to borrow or bond for its own needs from what would otherwise be the case." (Br. at 12) Sempra/SWPG/Bowie believes that given this uncertainty, APS is unable to show that its ability to properly perform its public service obligations might not be impaired at some future date.

     Sempra/SWPG/Bowie suggests that when looking at whether the financing is in the public interest, the Commission may consider whether the purposes underlying APS' proposed borrowing and lending, or guarantee, are consistent with its purpose and responsibilities as a public service corporation and whether there is a risk that the results would be inconsistent with other "public interest" determinations previously made by the Commission. (Sempra/SWPG/Bowie Reply Br. at 11)

     Sempra/SWPG/Bowie argued that it is imperative that this Decision not undercut or dilute the Commission's efforts to facilitate the development of a viable competitive wholesale electric market through the Track B proceeding or preposition the Commission as to how it may resolve any future APS request to acquire or rate base PWEC's generation assets.

     In its Reply Brief, Sempra/SWPG/Bowie argues that APS continues to attribute a potential "liquidity crisis" that threatens its parent's financial integrity to Decision No. 65154. Sempra/SWPG/Bowie notes that the Track A proceeding was instituted in part in response to APS' Variance/PPA application; that it was APS' parent, PWCC, that decided how to finance the PWEC assets and chose the maturity dates for such financing; and that there is no suggestion that APS had any role in that decision or that the Commission was consulted. "Rather, it appears PWCC made the decision for its own financial gain, and with a view towards avoiding 'more expensive and restrictive financing' [APS Initial Brief, page 6, lines 4-7 However, now that PWCC and PWEC apprehend difficulty in arranging for permanent financing of these generation assets, they look to APS and its creditworthiness to 'bail' them out, although there is no evidence in the record that PWCC ever intended to share the benefits of its reduced interim financing costs with APS or its ratepayers." (Sempra/SWPG/Bowie Reply Br. at 3-4)

     Sempra/SWPG/Bowie also notes the "failure of APS (and its unregulated parent and

                                       18                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

generation affiliate) to avail itself of the Commission's invitation in Decision No. 65154 to file an application seeking approval to acquire PWEC's generation assets. Such an application was to be filed on or before September 15, 2002, if APS decided to pursue that course of action. Had it elected to do so, that matter might have been resolved by now; and, perhaps an entirely different scenario might have unfolded without a purported 'liquidity crisis'... It is very clear from the record in this proceeding that APS has the financial capacity to issue additional bonds and thus raise funds by which it could have acquired PWEC's generation assets, without the necessity of an accompanying rate increase." (Reply Br. at 4-5)

     Sempra/SWPG/Bowie is also concerned by APS' acceptance of Staffs recommended condition that the term of the loan not exceed four years, because a four-year loan will not solve PWCC's purported need to arrange permanent financing for PWEC's generation assets, and APS' and PWCC's plan have no "exit strategy" if the Commission grants the financing but denies an APS application to rate base the generation assets. Sempra/SWPGBowie believes that APS and PWCC are actually seeking to put the Commission in a position of having no alternative but to approve an APS request for rate base treatment of PWEC assets.

AECC

     AECC takes no position on approval of the financing application, but it is concerned about the effect approval will have, VIS A VIS a December 13, 2002 Memorandum from the Director of the Utilities Division to the Commissioners, with an attached document titled "Track 'A' Appeals Issues Principles For Resolution." ("Principles of Resolution") AECC argues that a Commission decision granting the financing without specifically rejecting certain provisions of the Principles of Resolution "will have the effect of: 1) breaking the Commission's reassurance in Decision No. 65154 not to undermine the benefits that the parties have bargained for under the APS Settlement Agreement; 2) amending Decision No. 61973 without complying with the provisions of A.R.S. ss. 40-252; and 3) may constitute "legal action" by settling litigation currently before the courts without proper notice under Arizona's open meeting law." (AECC Opening Br. at 2-3)

RELIANT

     In its Opening Post-Hearing Brief, Reliant states that it intervened in this financing docket to

                                       19                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

"guard against the possibility that the financing application might subvert the efforts of the Commission and numerous parties to develop a fair and open competitive wholesale generation market." (Reliant Br. at 3) Reliant requests that this Decision expressly find that neither the implementation of the Track B competitive solicitation process nor the Commission's consideration of whether to authorize APS to acquire PWEC generation assets or their rate base treatment will be prejudiced or adversely affected by this Decision,.

     APS indicates that granting this application will not give PWEC any advantage in meeting the credit requirements in the Track B process, because PWEC will remain without an investment grade rating.

                                    ANALYSIS

     The Company is requesting approval of either an inter-company loan, a guarantee, or a combination of both. The proceeds of the long-term debt incurred by APS would then be loaned to either PWEC or PWCC. The funds would be used to pay off an equivalent amount of PWCC debt previously incurred to finance construction of West Phoenix combined cycle generating units 4 & 5, Saguaro combustion turbine Unit No. 3 and Redhawk Units 1 & 2. As a supplement to a loan, or as an alternative, APS seeks authority to guarantee debt issued by PWEC or PWCC.

APPLICABLE STATUTES/REGULATIONS

     Pursuant to Arizona Revised Statutes ss.40-285(A), "[a] public service corporation shall not sell, lease, assign, mortgage, or otherwise dispose of or encumber the whole or any part of its railroad, line, plant, or system necessary or useful in the  performance  of its duties to the  public ... . without  first having secured from the commission an order authorizing it to do so."

     A.R.S.  ss.  40-301(C)  sets  forth  the  minimum   requirements  that  the
Commission must find to authorize APS' issuance of additional debt.

     A.R.S. ss. 40-301

     A. The power of public service corporations to issue stocks and stock certificates, bonds, notes and other evidences of indebtedness, and to create liens on their property located within this state is a special privilege, the right of supervision, restriction and control of which is vested in the state, and such power shall be exercised as provided by law and under rules, regulations and orders of the commission.

                                       20                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     B. A public service corporation may issue stocks and stock certificates, bonds, notes and other evidences of indebtedness payable at periods of more than twelve months after the date thereof, only when authorized by an order of the commission.

     C. The commission shall not make any order or supplemental order granting any application as provided by this article unless it finds that such issue is for lawful purposes which are within the corporate powers of the applicant, are compatible with the public interest, with sound financial practices, and with the proper performance by the applicant of service as a public service corporation and will not impair its ability to perform that service.

     Pursuant to A.R.S. ss. 40-302,  the Commission may grant or refuse to grant
permission  and  may  attach  whatever   conditions  it  deems   reasonable  and
appropriate.

     A.R.S. ss. 40-302

     A. Before a public service corporation issues stocks and stock certificates, bonds, notes and other evidences of indebtedness, it shall first secure from the commission an order authorizing such issue and stating the amount thereof, the purposes to which the issue or proceeds thereof are to be applied, and that, in the opinion of the commission, the issue is reasonably necessary or appropriate for the purposes specified in the order, pursuant to ss. 40-301, and that, except as otherwise permitted in the order, such purposes are not wholly or in part, reasonably chargeable to operative expenses or to income ....

     B. The commission may grant or refuse permission for the issue of evidences of indebtedness or grant the permission to issue them in a lesser amount, and may attach to its permission conditions it deems reasonable and necessary. The commission may authorize less than, equivalent to or greater than the authorized or subscribed capital stock of the corporation, and the provisions of the general laws of the state with reference thereto have no applications to public service corporations.

     Pursuant to A.A.C. R14-2-804(B), APS cannot lend to any affiliate not regulated by the Commission or obtain a financial interest in any affiliate not regulated by the Commission, or guarantee, or assume the liabilities of the affiliate, without approval of the Commission. Pursuant to A.A.C. R14-2-804(B), the Commission will review the transactions "to determine if the transactions would impair the financial status of the public utility, otherwise prevent it from attracting capital at fair and reasonable terms, or impair the ability of the public utility to provide safe, reasonable and adequate service."

OBLIGATIONS OF CERTIFICATED PUBLIC SERVICE CORPORATIONS

     As a certificated public service corporation in Arizona, APS has a duty to provide reliable electric service to its customers at reasonable rates. In furtherance of that duty, APS should manage its business and operations to insure that it is financially capable of providing such service. It is in

                                       21                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

the public interest that APS maintain healthy credit ratings so that APS has access to the capital markets at reasonable terms and rates, as those costs are reflected in rates paid by APS customers. Further, APS has a duty to comply with applicable statutes, regulations, and Commission decisions.

NEED FOR APS CREDIT SUPPORT

     Much of the testimony focused upon who may be downgraded if the financing application is approved or denied. APS argued that neither PWCC nor PWEC can refinance the existing PWCC debt at reasonable terms without support from APS. APS further argues that PWCC will be downgraded if the application is denied and APS will be downgraded if PWCC is downgraded. APS argues that a downgrade would impair its ability to obtain credit to support its utility operations and possibly interfere with its ability to provide electric service. Staff and RUCO agreed with APS' conclusions. Panda argued that PWCC could refinance the debt and that if APS issues debt to loan to PWEC, it is likely to be downgraded, and at the very least, its credit quality will suffer.

     Staff believes that a rating downgrade at APS could interfere with APS' ability to provide electric service to the public - it could result in increases in cost of capital, potential lack of access to the capital markets, potential increases in collateral requirements, and an inability to do business with vendors. Staff concluded that "there is some risk of ratings downgrade to PWCC, and as a consequence, to APS." (Staff Initial Br. at 3-4) Although Staff believes that "the evidence on this issue is clothed in conjecture and speculation, significant evidence nonetheless supports the conclusion that PWCC is at risk for credit downgrades. As a consequence, APS faces a similar risk." (Ibid at 4).

     Rating agency reports indicating a potential for a PWCC downgrade include a December 2002 Fitch report stating "[f]ailure to obtain the inter-company loan or access alternate sources of funding would result in a downgrade of PNW" (APS-2, Ex. BMG-2R); Standard and Poor's November 4, 2002 report stating "[t]he stable outlook reflects the assumption that the ACC will approve the application by PWCC to issue up to $500 million at APS to repay a portion of the $750 million bridge financing at PWCC" (Staff Ex.4); and a December 30, 2002 Moody's report stating "PWCC's rating outlook is stable and incorporates the view that the ACC will adopt the staff recommendation concerning the APS financing application, which should allow for a successful

                                       22                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

refinancing of PWCC debt." (APS Ex. 5).

     The likelihood of an APS downgrade in the event of a PWCC downgrade is more speculative. Staff's witness testified that he could not state for a fact that APS would be downgraded, but cited the December 30, 2002 Moody's Opinion update (APS Exh. 5) which states: "APS' rating outlook is stable and incorporates the view that the ACC will adopt the staff recommendation concerning the APS financing application and other Track A issues. Moody's notes that while APS' coverages may decline if the financing application is approved,. the resulting credit metrics should remain consistent with the current rating, particularly when one considers the benefits to bondholders of having APS remain vertically integrated." Staff acknowledges that the report is subject to interpretation, but believes that it implies that APS' ratings outlook is stable as long as the financing application is approved.

     Panda's witness testified that APS acquiring additional debt to loan to PWEC should result in a downgrade of APS, whereas, PWCC refinancing its existing bridge debt should not result in a downgrade of PWCC or APS. Logically, this analysis makes sense. However, we do not know what APS told the rating agencies
- since Ms. Gomez sent them her testimony that indicates that APS seeks to rate base these assets, we do not know whether or how this information was factored into the agency opinions. Therefore, it is possible that APS may be downgraded if APS led the rating agencies to believe that the assets are going to be rate based, and that the assets had an assured cash flow.

     This testimony and evidence on the need for APS credit support consists of speculation on actions that third parties may take as a result of our decision. Our foremost concern and guiding principle is what is in the best interest of the ratepayers of APS. Although it is not clear to us that APS would be downgraded if this financing application is denied, we are not willing to risk that since we believe that with appropriate conditions, we can minimize the effects of the financing on the ratepayers. Accordingly, APS should be authorized to provide credit support.

FORM OF APS CREDIT SUPPORT - LOAN AND/OR GUARANTEE

     APS seeks either a loan and/or a guarantee. Staff supports only a loan, and Panda supports only a guarantee.

                                       23                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

LOAN

     Panda and other intervenors urge the Commission not to approve a loan because it does not maintain separation between APS and its affiliate; it would undermine wholesale competition; and because APS' credit quality would not suffer as much as with a guarantee.

     We stated in Decision No. 65434 (December 3, 2002), that we would examine ways to improve the regulatory insulation between APS and its affiliates in this docket. We are also concerned about regulatory insulation, but find that Panda's concerns about a loan can be addressed in the conditions we place upon a loan, by monitoring subsequent events including the Track B solicitation, and through our Affiliated Interest Rules.(10) Further, we are not adopting RUCO's recommended requirement that APS file an application to acquire or rate base the PWEC assets, and none of the proceeds will be used for or to support PWEC's non-Arizona generation assets.

     Although APS' witness Tildesley testified that for purposes of determining the impact on APS, he assumed no repayment capacity at PWEC, we are approving this financing based upon the testimony of President and Chief Executive Officer for APS and the President of PWCC, Jack Davis, that if PWEC did not win any bids in the Track B competitive procurement, that PWEC would sell its power out into the wholesale market, and that that would generate sufficient funds to pay the loan to APS. (Davis Tr. p. 641). Additionally, APS will soon be filing a rate case and we can take further action to protect ratepayers at that time, if necessary. Therefore, if there are any negative effects of the financing (in addition to Staff's identified capital cost concerns), we will insure that APS' ratepayers are held harmless. Further, we will require that APS notify the Commission in the event of a default on the loan, so that the Commission can take appropriate action. Staffs Condition 2 requires APS to obtain a security interest in the PWEC assets and only APS has such a lien, so APS would have the first priority in the event of a default. (Tr. 269-272)

     APS generally agreed with Staff's conditions for a loan approval, but requested modification of Condition 3 to reduce the point spread from 264 to
150. APS believes that Staff's premium is excessive and "substantially overstates the risk undertaken by APS". APS' point spread corresponds

----------
(10) See discussion and conditions hereinafter in the Affiliated Interest Rules section.

                                       24                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

to the difference between APS' credit rating and the rating APS believes PWEC would have obtained absent Decision No. 65154. Staff believes that the loan should be priced at an appropriate market rate - PWEC's current status reflects a BB minus rating which is not investment grade. Staff's basis point risk premium is designed to insure that APS will be compensated for the actual risk associated with lending money to PWEC. We agree with Staff that APS should be compensated for the actual risk and given PWEC's acknowledgement that it could not obtain project financing even prior to Decision No. 65154,(11) believe that Staffs premium is appropriate.

     APS proposes that the Commission adopt its clarification to Condition 7, by defining the calculation of the amount of common equity to mean calculated on a quarterly basis, using APS' 10-Q or 10-K filings with the Securities and Exchange Commission. Using the reported APS balance sheet accounts, APS' common equity would be divided by the sum of such common equity and APS long-term debt (including current maturities of such debt). Staff did not disagree with this method. However, it is not clear from APS' clarification if this new debt is to be included in the calculation,(12) so we will approve APS' clarification with the condition that the debt financing approved herein will be included in the calculation.

     Accordingly, we will adopt Staffs recommended conditions to APS' financing, with the clarifications above.

GUARANTEE

     In its Initial Brief, APS indicates that although it initially requested either a loan or a guarantee, if forced to choose between the two, it prefers the loan option, primarily because of timing - it believes that the financial markets are more familiar with APS debt so an APS loan would be easier and quicker than if potential lenders must do "market discovery" on PWEC. This is especially so if "it is determined that PWEC should register its debt with the SEC as an initial public offering rather than place debt privately." APS also believes that Staff's conditions would be difficult to implement with a guarantee. Further, APS believes that an APS loan would "reduce future issues involved in the determination by the Commission of the ultimate retaking treatment" of the PWEC

----------
(11) Tr. At 211
(12) Staff recommends a maximum term of four years, which would likely not be included in long-term debt.

                                       25                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

assets because "it minimizes any subsequent costs of assuming or refunding the PWEC debt being guaranteed by APS." (APS Initial Br. at 25) Further, a guarantee would be more costly to PWEC.

     APS believes that Panda's three critical conditions on a guarantee should be rejected as impractical, unnecessary, and contrary to APS' customers' best interests. APS criticizes Panda's requirement that PWEC assets should be pledged to a third-party lender as directly conflicting with Staff's Condition No. 2; that a requirement that a third-party lender execute on PWEC assets before seeking payment from APS would make the financing unmarketable; and that precluding APS from bidding on PWEC assets in an auction would violate a fundamental principle in commercial secured transactions that "a creditor is entitled to protect its own equity in an investment by bidding at least its secured amount into any auction" (APS Closing Br. at 15); and would prevent the Commission from ever considering the used and usefulness of the plants.

     Staff opposed APS' request to guarantee the debt issued by PWCC or PWEC because Staff believes that it is "undefined, impractical, ill suited by the circumstances of the case, and unsupported by the record." (Staff Initial Br. at 6) Even if a guarantee were well defined, Staff believes that a loan would better protect ratepayers because an explicit loan with a stated interest rate would set forth the APS risk exposure. Further, Staff is concerned with the timing and complexity of a guarantee and believes that a guarantee would interfere with Staff's condition that APS hold a security interest in the PWEC assets. In response to Panda's argument that a guarantee would maintain separation between APS and its affiliates, Staff states that although regulatory insulation is important, it would be unreasonable to structure this transaction around that single goal.

     We believe that APS should have the flexibility to use the guarantee option if it would be in the best interests of ratepayers. Although none of the parties are as familiar with such a guarantee, we believe that it is possible to structure such a guarantee to address the concerns raised by Staff in its proposed conditions to the loan approval. Not all of the debt to be refinanced is due this summer, and it may be possible to use a combination of debt now and guarantee later. If APS chooses to use the guarantee option, it shall consult with Staff to make sure that the transaction's structure meets Staff's concerns. We find that Panda's proposed restriction limiting APS' ability to bid at auction to preserve its equity is not in the public interest.

                                       26                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

COMPLIANCE WITH A.R.S. ss. 40-301

     In response to Sempra/SWPG/Bowie argument that the financing is not within its corporate powers, APS argues that its current Articles of Incorporation were adopted in 1988 under Title 10 of the Arizona Revised Statutes. A.R.S. ss. 10-054(A)(4) required all corporations to include in their articles of incorporation a brief statement of character of business the corporation intends to actually conduct, but the statement did not limit the character of business that the corporation ultimately conducted. Further, pursuant to A.R.S. ss. ss. 10-301 & 302, corporations have the power to pledge property, borrow and lend monies, and engage in any lawful activity." APS argues that the language included in its Articles of Incorporation to comply with the then-applicable 1976 Arizona Business Corporation Act did not act as an implied limitation to the broad "purposes" paragraph of the Articles: We agree and find that the financing is for lawful purposes within APS' corporate powers.

     Generally, a public service corporation borrowing funds to lend to an affiliate to refinance assets would not be considered to be in the public interest, to be consistent with sound financial practices, nor to be within the proper performance of its duties as a public service corporation. In fact, we adopted Affiliated Interest Rules in order to ensure that utility ratepayers are insulated from the dangers inherent in holding company structures and diversification. Their purpose is to make sure that ratepayers do not pay rates for utility service that include costs associated with the holding company structure, including financially beleaguered affiliates and "sweetheart deals with affiliates intended to extract capital from the utility to subsidize non-utility operations." However, we believe that with the conditions imposed in this decision, those goals can be met. Taking into account the events that have happened in the move to deregulate the electric industry, on both a national and local basis, including the current state of the financial markets, the public interest may require approval of some unusual requests that seemingly are not related to a utility's proper performance of its duties as a public service corporation. It is under this unique backdrop that we must analyze whether we can make the findings required by statute to approve this financing.

     Approval of the financing will allow APS to use the borrowed funds to protect its own credit rating, and in that context, the financing is within the proper performance of its duties as a public service corporation. According to the rating agencies, APS' health will remain stable, even with the

                                       27                     DECISION NO. 65796

                                                    DOCKET NO. E-01 345A-02-0707

additional debt. Although Staff found that APS has significant needs for capital for the regulated utility operations over the coming years and issuing debt to loan to PWEC would diminish APS' ability to obtain its own debt capital, the condition that the loan not exceed four years and APS' ability to fund capital expenditures from internally-generated funds together with the restriction on payment of dividends, will prevent the financing from impairing APS' ability to perform its service as a public service corporation. Generally, a utility issuing debt to finance assets owned by an affiliate is not consistent with sound financial practices, but with conditions of Staff, including the security interest in the PWEC assets and the interest premium paid by PWEC, there will be no "sweetheart deal" extracting capital from APS. Staff's witness testified that the financing is not obviously compatible with the public interest, but with conditions, it will protect APS' credit rating which will insure that APS can continue to provide electric service to its customers at a reasonable cost. We conclude that APS' financing with the conditions adopted herein, will be compatible with the public interest if, by preventing a downgrade in APS' credit rating, it prevents a substantial disintegration in APS' ability to provide service.

     In December 2002, PWCC raised approximately $200 million in net proceeds from the sale of common stock and the proceeds were used for debt reduction at PWCC. We believe that it is appropriate for PWCC to improve its overall financial health, but not at the expense of APS ratepayers. Accordingly, consistent with APS' argument that a downgrade to PWCC would result in a downgrade of APS, and in recognition of our approval of the financing, we expect that PWCC not take any actions (including issuing debt or equity) that would result in a downgrade to itself or to APS.

     Through this financing application, PWCC is attempting to share the financial risks associated with the PWEC assets with APS. There is no evidence that APS analyzed the developing wholesale market and requested PWCC to build such assets(13), and in fact, APS was obligated to purchase its power for Standard Offer customers from the competitive market, not through a PPA with its affiliate. PWCC's supposed claim "damages as a result of Decision No. 65154" rings hollow when

----------
(13) Tr. p 281

                                       28                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

one looks at the circumstances under which PWEC obtained its investment grade credit, especially against the background of our admonitions contained in Decision No. 61973,(14) and given APS' witness' testimony that by the time she started talking to bankers about refinancing options in the fall/winter of 2001(15), the options were basically the same as today. Nevertheless, we find ourselves in the situation where it appears that some action must be taken to prevent APS ratepayers from potential harm resulting from APS' parent's decision to build generation and to finance that generation with "bridge debt", in combination with the circumstances that currently exist in the financial markets. We believe that with the conditions contained herein, approval of the application is in the public interest.

CONTINUING LONG-TERM INDEBTEDNESS

     As of June 30, 2002, APS had total outstanding long-term indebtedness in an aggregate principal amount of approximately $2,206,780,000. Decision No. 55017 (May 6, 1987)(16) allows APS to have outstanding up to an aggregate principal amount of long-term indebtedness of $2,698,917,000. Accordingly, APS has approximately $492,137,000 in additional long-term debt authorization outstanding. APS views having such a debt margin as a "critical component of the financing flexibility afforded by the 1986 Order." (Application p. 10) APS requests that the Commission maintain the current margin under the Continuing Debt limit by not treating the new debt as Continuing Debt under the 1986 and 1984 Orders. Staff did not object to such treatment. Although we are not counting the new debt as continuing debt, we are including the $500,000,000 in APS' capital structure for purposes of calculating the minimum 40 percent common equity ratio requirement for APS to issue, dividends. Staff testified that "APS has significant needs for capital for regulated utility operations over the coming years" (Exhibit S-1, Thornton p. 1). APS' needs for capital for its regulated public utility service take precedence over PWCC's desire for dividends from APS. Accordingly, in the proper performance of its duties as a public service corporation, APS' financial decisions shall be governed by those duties, and not by the needs of its parent or affiliates.

----------
(14) See Tr. p 275; pp 649-50
(15) Well before Decision No. 65154, issued in September 2002.
(16) The 1986 Order superseded the long-term indebtedness limitation granted APS in Decision No. 54230 (November 8, 1984) (1984 Order).

                                       29                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

APS shall not forgo funding for needed utility operations so that it can pay dividends to its parent.

ASP DEBT - SECURED OR UNSECURED

     On February 20, 2003, the Federal Energy Regulatory Commission ("FERC") issued a news release "Commission Sets New Conditions For Utility Debt Acquisition" and on February 21, 2003, issued its "Order Conditionally Granting Authorization to Issue Long-Term Unsecured Debt and Announcing New Policy on Conditioning Securities Authorizations" in Docket No. ES02-52-000, concerning Westar Energy, Inc.

     Section 204 of the Federal Power Act ("FPA") provides that requests for authority to issue securities or assume liabilities shall be granted if FERC finds that the issuance:

     (a) is for some lawful object, within the corporate purposes of the applicant, and compatible with the public interest, which is necessary or appropriate for or consistent with the proper performance by the applicant of service as a public utility and which will not impair its ability to perform that service, and (b) is reasonably necessary or appropriate for such purposes.

     Section 204 of the FPA does not apply to a public utility organized and operating in a state where its securities issuances are regulated by a state commission. Accordingly, jurisdiction over APS' financing application is with this Commission. We note the similarities of Arizona's financing statutes with
Section 204 of the FPA and therefore, in addition to our consideration of state law, will consider and evaluate APS' application in light of FERC's newly announced conditions. Those conditions are:

     * public utilities seeking authorization to issue debt backed by a utility asset must use the proceeds of the debt for utility purposes only;

     * if any utility assets that secure debt issuances are 'spun off,' the debt must follow the asset and also be 'spun off'

     * if any of the proceeds from unsecured debt are used for non-utility purposes, the debt must follow the non-utility assets. If the non-utility assets are 'spun off,' then proportionate share of the debt must follow the 'spun off' non-utility asset; and

     * if utility assets financed by unsecured debt are 'spun off' to another entity, then a proportionate share of the debt must also be 'spun off'. The stated purpose of the conditions is "to prevent public utilities from borrowing substantial amounts of money and diverting the proceeds to finance non-utility businesses.

                                       30                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     Under these FERC conditions, APS could not issue debt secured by its assets because the proceeds of the debt are not being used for a utility purpose, but are being used to lend funds to an affiliate to refinance affiliate debt.
Further, if the funded non-utility assets are 'spun off', then the debt must follow the assets. Under this analysis, the non-utility assets are already divested or 'spun off' since they are owned by PWEC, and APS would essentially be acting as a secured lender. We believe that our condition to require APS to obtain a security interest in the PWEC assets assures that the debt follows the assets, and the interest premium paid by PWEC will compensate APS for its risk. We agree that it is not in the public interest for APS to use its assets to secure its debt and will limit the debt APS issues to unsecured debt only. As indicated hereinafter, we will further condition approval on APS and its affiliate's agreement to be bound by all the Affiliated Interest Rules, including those that APS obtained a waiver from in Decision No. 61973, during the terms of the loan and/or guarantee.

PRINCIPLES OF RESOLUTION

     AECC believes that the Commission should reject certain provisions of the Principles of Resolution. Notwithstanding Staff and APS' agreement, any party may object to the inclusion of those issues in the rate case, and the presiding officer can determine the appropriate scope of the proceeding.(17) However, as we said in Decision No. 65154, "[a]ccordingly, we will direct Staff to open a rulemaking docket to address any required changes to rules, and will keep this docket open for parties to file comments upon what other decisions/issues may need to be revisited." (p. 27) APS' ability to raise these issues may be limited by the Settlement Agreement, but until such time as that issue is before us, APS should comply with the terms of the Settlement Agreement if it seeks to modify issues resolved therein. Our approval of this financing application with the knowledge that Staff has filed its Principles of Resolution does not mean that we consider the Commission a party to the 1999 Settlement Agreement and have agreed to reopen the 1999 Settlement Agreement, nor is it intended to indicate our agreement that the issues set forth in the Principles of Resolution will be decided by us in the rate case. The Staff's Principles of Resolution is essentially an agreement by Staff not to object to APS' inclusion of these issues in the rate case, and does not eliminate APS'

----------
(17) It is possible that other parties may propose to address additional issues as well, such as APS' recovery of stranded costs from its ratepayers.

                                       31                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

obligations to parties under the Settlement Agreement, or under A.R.S. ss. 40-252. As is clear in our discussion herein, our decision to approve the financing application with the conditions contained herein is not based upon APS' assertion that Decision No. 65154 "caused damages to APS" and is not related to settling the appeal filed by APS.

     APS notes that it can withdraw portions of its Track A appeal on its own, with or without Commission action.

TRACK B - COMPETITIVE PROCUREMENT

     As stated in the Company's application, "APS also wishes to make it clear that this Application does not affect nor is it intended to affect the Commission's consideration of, or the Company's position on, any of the 'Track B' issues identified in Commission Docket No. E-00000A02-0051. This too was an express part of the Commission's order in Decision No. 65154 (ID. at pp.33-34, Tenth Ordering Paragraph.)" (Application p. 4) APS indicates that granting this application will not give PWEC any advantage in meeting the credit requirements in the Track B process, because PWEC will remain without an investment grade rating.

     Accordingly, the public interest requires that any improvement in PWEC's credit worthiness as a result of approval of this financing not be considered or used in the evaluation of bids/offers during APS' Track B competitive procurement. This will help neutralize possible "preference to an affiliate" incentives that may be created by approval of this financing. Further, we believe that we have structured the Track B proceeding to prevent favoritism.

     Reliant requests that this Decision expressly find that neither the implementation of Track B competitive solicitation process nor the Commission's consideration of whether to authorize APS to acquire PWEC generation assets or the rate base treatment will be prejudiced or adversely affected by this Decision.

AFFILIATED INTERESTS RULES

     Pursuant to Decision No. 61973 (October 6, 1999), APS was granted various waivers of the Commission's Public Utility Holding Companies and Affiliated Interests rules. Specifically, APS was granted waivers of:

     * "R14-2-801(5) and R14-2-803, such that the term 'reorganization' does not include,

                                       32                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

          and no Commission approval is required for, corporate restructuring that does not directly involve the utility distribution company ('UCD') in the holding company. For example, the holding company may reorganize, form, buy or sell non-UDC affiliates, acquire or divest interests in non-UDC affiliates, etc., without Commission approval"; R14-2-805(A) "shall apply only to the UDC."
     *    R14-2-805(A)(2)
          R14-2-805(A)(6)
     *    R14-2-805(A)(9), (10),and (11).

R14-2-805(A) provides:

     On or before April 15th of each calendar year, all public utilities meeting the requirements of R14-2-802 and public utility holding companies will provide the Commission with a description of diversification plans for the current calendar year that have been approved by the Boards of Directors. As part of these filings, each public utility meeting the requirements of R14-2-802 will provide the Commission the following information:

     1. The name, home office location and description of the public utility's affiliates with whom transactions occur, their relationship to each other and the public utility, and the general nature of their business;

     2 A BRIEF DESCRIPTION OF THE BUSINESS ACTIVITIES CONDUCTED BY THE UTILITY'S AFFILIATES WITH WHOM TRANSACTIONS OCCURRED DURING THE PRIOR YEAR, INCLUDING ANY NEW ACTIVITIES NOT PREVIOUSLY REPORTED;

     3. A description of plans for the utility's subsidiaries to modify or change business activities, enter into new business ventures or to acquire, merge or otherwise establish a new business entity;

     4. Copies of the most recent financial statements for each of the utility's subsidiaries;

     5. An assessment of the effect of current and planned affiliated activities on the public utility's capital structure and the public utility's ability to attract capital at fair and reasonable rates;

     6. THE BASES UPON WHICH THE PUBLIC UTILITY HOLDING COMPANY ALLOCATES PLANT, REVENUE AND EXPENSES TO AFFILIATES AND THE AMOUNTS INVOLVED; AN EXPLANATION OF THE DERIVATION OF THE FACTORS; THE REASONS SUPPORTING THAT METHODOLOGY AND THE REASONS SUPPORTING THE ALLOCATION;

     7. An explanation of the manner in which the utility's capital structure, cost of capital and ability to raise capital at reasonable rates have been affected by the organization or reorganization of the public utility holding company;

     8. The dollar amount transferred between the utility and each affiliate during the annual period, and the purpose of each transfer;

     9.   CONTRACTS   OR   AGREEMENTS   TO  RECEIVE,   OR  PROVIDE   MANAGEMENT,
          ENGINEERING, ACCOUNTING, LEGAL, FINANCIAL OR OTHER SIMILAR SERVICES BETWEEN A PUBLIC UTILITY AND AN AFFILIATE;

     10. CONTRACTS OR AGREEMENTS TO PURCHASE OR SELL GOODS OR REAL PROPERTY BETWEEN A PUBLIC UTILITY AND AN AFFILIATE; AND

     11. CONTRACTS OR AGREEMENT TO LEASE GOODS OR REAL PROPERTY BETWEEN A PUBLIC UTILITY AND AN AFFILIATE.

     We believe that as a condition to our approval of the financing herein, and in order to protect APS' security interests in PWEC's generation assets and to promote the public interest, neither

                                       33                     DECISION NO. 65796
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                                                     DOCKET NO. E-01345A-02-0707

PWCC nor PWEC shall  reorganize or  restructure,  acquire or divest  assets,  or form, buy or sell affiliates, or pledge or otherwise encumber the PWEC generation assets during the duration of the loan/guarantee without prior Commission approval. This requirement will apply to reorganizations and restructurings, including the formation, buying or selling of affiliates, acquisitions or divestitures of assets in the amount of $100 million or greater, measured on a cumulative basis over the calendar year in which the transactions will be made. Further, those transactions identified in the Company's "recovery plan", including the accelerated sale of SunCor assets in the amount of $80 - 100 million per year for 3 years; the sale of 25 percent of the Silverhawk generation project to the Southern Nevada Water Authority; and the payment of ongoing construction costs for the West Phoenix CC #5 and the Silverhawk generation plant in Nevada would not need prior Commission approval. Further, we believe that the public interest requires that during the term of the loan or guarantee, APS and its affiliates must comply with all the Affiliated Interest Rules. Compliance with the Rules is, subject to the provisions and limitations described in this paragraph, on a going forward basis, and the approval granted in Decision No. 65434 allowing APS' $125 million credit line to PWCC is not affected. Accordingly, we will make this a condition to our approval of this financing application.

     Further, we believe that a preliminary inquiry into APS, PWCC, and PWEC's actions related to the transition to electric competition, particularly compliance with our electric competition rules and with Decision No. 61973 and APS' activities with its affiliates should be undertaken by Staff. Of concern to us is testimony and evidence elicited during this hearing of the PWCC enterprise's possible use of APS (both its generation assets and captive ratepayers) to gain advantage in the developing competitive environment. One example is how APS' Treasurer described the way that PWEC was able to obtain an investment grade rating(18); another is APS' application for an air quality

----------
(18) Information provided to the rating agencies by PWCC et al. By the Spring of 2001, PWEC obtained a contingent investment grade rating.(See Tr. At 281-282) Testimony and evidence indicate that PWEC made presentations to rating agencies indicating that PWEC was under contract to sell its output to APS under a four year purchase power agreement. (See Panda Exh. 4, 5, Gomez Tr. At 150, 276) In September, 2002, APS asked the credit rating agencies to withdraw PWEC's credit rating. APS would have been required to begin purchasing 100% of its standard offer power from the competitive market by January 1, 2001, if it had not obtained a 2 year waiver in its Settlement Agreement. During that 2 year period, APS' parent formed competitive affiliates, including PWEC, and PWCC/PWEC built 4 new generating units and obtained a contingent investment grade rating for PWEC. If the Commission had not stayed divestiture of its assets, on January 1, 2003, APS would have been acquiring 100% of its standard offer power from the competitive market, with no ability to change its rates until at least July, 2004. APS' position in this application that these assets were "dedicated.:

                                       34                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707


permit on behalf of PWEC. Although some may argue that our granting approval of the financing request is another example, we have carefully tried to neutralize any competitive advantage that may accrue to PWEC as a result of our approval. Nothing in this Decision condones actions taken by APS, PWEC, or PWCC, it is merely an attempt to prevent harm to APS ratepayers. Additionally, we are not intending our approval to constitute state action for the purposes of antitrust laws.

     When asked whether Decision No. 61973 was presented as part of the presentation to the rating agencies, APS' Treasurer responded that: "[w]ell, we would have modeled what the Order required in our presentation, yes." (Gomez, Tr. p. 275) When asked whether she was familiar with the following quote from Decision No. 61973 at p. 10 which states: "[w]e share the concerns that the noncompetitive portion of APS not subsidize the spun-off competitive assets through an unfair financial arrangement", APS Treasurer Gomez stated that she was not familiar with that sentence. (Gomez, Tr. p. 275). Ms. Gomez testifies that there was no contract, but was a modeling assumption. She further testified that the investment grade rating was not based upon just the unification of assets, but it is also based upon the cash flow from those assets. (Gomez, Tr. pp. 277-278; 281-282) During cross-examination of Jack Davis, he testified about documents prepared by PWEC for a Rating Agency Presentation in February
2001.(19) Mr. Davis testified that the document discussed a "PPA between Pinnacle West Power Marketing & Trading, and Pinnacle West Energy" and also a PPA between APS and it "goes on to represent how Pinnacle West Marketing & Trading will make those deliveries to Arizona Public Service." Mr. Davis testified that a page entitled "PWEC Credit Strengths shows the first arrow indicates "Four year fixed price contract" and "The majority of generation is dedicated to APS load through 2004". (Tr. pp. 729-730)

     The date of 2004 is significant, because the APS rates set in Decision No. 61973 were to remain in effect until at least June 30, 2004. However, from January 1, 2003 until June 30, 2004, APS was to be purchasing power from the competitive market (without an adjustor in place) and would have been exposed to the price difference between the "market price" and the APS Standard

----------
     to APS customers raises the issue of possible intended noncompliance with the Commission's electric competition rules and/or possible anti-competitive activity.
(19) Panda Exhibit 22 was admitted under seal, but the cross examination of Mr. Davis was not confidential. This discussion will refer only to the non-confidential testimony on that document.

                                       35                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

Offer rates.

     Decision No. 61973 provided that: "Such Code of Conduct should also include provisions to govern the supply of generation during the two-year period of delay for the transfer of generation assets so that APS doesn't give itself an undue advantage over the ESPs". (p. 12)

     "Some parties were concerned that Sections 4.1 and 4.2 provide in effect that the Commission will have approved in advance any proposed financing arrangements associated with future transfers of `competitive services' assets to an affiliate. As a result, there was a recommendation that the Commission retain  the  right to  review  and  approve  or reject  any  proposed  financing arrangements. In addition, some parties expressed concern that APS has not definitively described the assets it will retain and which it will transfer to an affiliate. We share the concerns that the non-competitive portion of APS not subsidize the spun-off competitive assets through an unfair financial arrangement. We want to make it clear that the Commission will closely scrutinize the capital structure of APS at its 2004 rate case and make any necessary adjustments." (Decision No. 61973 at p. 10)

     Although APS asserts that under its Code of Conduct, the Electric Competition Rules, and Decision No. 61973, it could not construct generation, Staff, in its Responsive Brief, states that "APS will argue that its code of conduct prevented it from building the assets at APS, (Tr. at 520); nonetheless, an examination of that document does not clearly support that conclusion." (Staff Responsive Br. at 5).

MISCELLANEOUS

     The issue transferring PWEC assets to APS is not before us in this application. RUCO recommended that we approve this financing and order APS to file an application to transfer the assets. APS indicated it would not be appropriate for the Commission to require a proceeding seeking transfer of the PWEC assets to APS at this time, and believes that Staff's Condition No. 2 provides essentially the same protection. We will not adopt RUCO's recommendation.

                              * * * * * * * * * *

     Having considered the entire record herein and being fully advised in the premises, the Commission finds, concludes, and orders that:

                                       36                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

                                FINDINGS OF FACT

     l. APS is a public service corporation principally engaged in furnishing electricity in the State of Arizona. APS provides either retail or wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. APS also generates, sells and delivers electricity to wholesale customers in the western United States.

     2. On September 16, 2002, APS filed an application requesting approval of financing in the form of either an inter-company loan and/or a guarantee of debt to allow PWCC or PWEC to refinance bridge debt incurred by PWCC in the construction of certain PWEC generation assets.

     3. Notice of the application was provided in accordance with the law.

     4. Intervention was granted to RUCO, Panda, Reliant, Harquahala, the PPL entities, AUIA, SWPG/Bowie, Sempra, AECC, ACPA and TEP.

     5. The hearing commenced on January 8, 2003 and testimony and evidence was taken over five days of hearing. Initial Briefs were filed on January 27, 2003, and Reply Briefs were filed on February 6, 2003.

     6. APS' parent, PWCC, has incurred approximately $1 billion in debt financing the construction of generating units at PWEC, its merchant subsidiary.

     7. PWCC used debt with short-term maturities because it planned for PWEC to refinance the debt at an investment grade once the APS rate-based generation assets were transferred to PWEC.

     8. In the spring of 2001, PWCC made presentations to rating agencies on behalf of PWEC and obtained a contingent investment grade rating for PWEC.

     9. By the fall of 2001, project financing for the PWEC generation assets was no longer available.

     10. On October 18, 2001, APS filed an application for approval of a Variance/Purchased Power Agreement. The application stated that "adherence to the competitive bidding requirements of the Electric Competition Rules will not produce the intended result of reliable electric service for Standard Offer customers at reasonable rates," requested that the Commission grant a partial variance to R14-2-1606(B) that would otherwise obligate APS to acquire all of its customers' Standard Offer

                                       37                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

generation requirements from the competitive market, and sought Commission approval of a long term purchase power agreement with its parent, PWCC.

     11. By Procedural Order issued May 2, 2002, a generic proceeding was established that set up Track A to resolve issues relating to market power, divestiture, codes of conduct/affiliate transactions and jurisdictional issues, and Track B to address competitive procurement.

     12. On September 10, 2002, the Commission issued Decision No. 65154 in the Track A proceeding wherein the Commission ordered APS to cancel any plans to divest interests in any generating assets:

     13. On March 14, 2003, the Commission issued Decision No. 65743, the Decision in the Track B proceeding.

     14. Currently, there is turmoil in the financial markets and the wholesale electric market is volatile.

     15. APS seeks authorization to issue up to $500 million of debt, and APS would loan the proceeds of that debt to PWCC or PWEC to be used to retire PWCC's existing debt.

     16. In addition, or in the alternative, APS seeks approval to guarantee debt that may be issued by PWCC or PWEC to retire PWCC's existing debt.

     17. The total amount of financing authority requested does not exceed $500 million.

     18. RUCO recommended approval of the loan with conditions, including that the Commission require APS to file an application to transfer the PWEC assets to APS.

     19. Panda and various intervenors recommended that the Commission not grant the requested financing, but if some financing is approved, it should be in the form of a guarantee with certain conditions.

     20. Staff recommended that the Commission authorize APS to borrow $500 million in order to loan the proceeds to PWEC, with seven conditions.

     21. As a certificated public service corporation, APS has a duty to provide reliable electric service to its customers at reasonable rates.

     22. It is in the public interest that APS maintain healthy credit ratings so that it has access to the capital markets at reasonable terms and rates.

                                       38                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     23. APS could face a downgrade if PWCC is downgraded, and such a downgrade of APS could interfere with APS' ability to provide electric service to the public at reasonable rates if it resulted in increases in the cost of capital, potential lack of access to the capital markets, potential increases in collateral requirements, and an inability to do business with vendors.

     24. APS' requested financing will be compatible with the public interest if, by preventing a downgrade in APS' credit ratings, it prevents a substantial disintegration in APS' ability to provide reliable service at reasonable rates.

     25. Because the transaction poses some risks to the Company and to its ratepayers, we will require conditions to approval of the financing, including Staff's seven conditions and conditions that the debt authorized herein will be included in the capital structure calculation to determine whether APS can issue dividends; that any guarantee shall meet the same concerns identified in Staff's seven conditions; APS shall inform the Commission in the event of a loan default so that the Commission can take appropriate action; APS', debt issuance be for unsecured debt only; that neither PWCC nor PWEC shall reorganize or restructure, acquire or divest assets, or form, buy or sell affiliates, or pledge or otherwise encumber the PWEC generation assets during the duration of the loan/guarantee without prior Commission approval and this requirement will apply to reorganizations and restructurings, including the formation, buying or selling of affiliates, acquisitions or divestitures of assets in the amount of $100 million or greater, measured on a cumulative basis over the calendar year in which the transactions will be made. Further, those transactions identified in the Company's "recovery plan", including the accelerated sale of SunCor assets in the amount of $80 - 100 million per year for 3 years, the sale of 25 percent of the Silverhawk generation project to the Southern Nevada Water Authority, and the payment of ongoing construction costs for the West Phoenix CC #5 and the Silverhawk generation plant in Nevada would not need prior Commission approval; and that during the term of the loan or guarantee, APS and its affiliates must comply with all the Affiliated Interest Rules. Compliance with the Rules is, subject to the provisions and limitations described in this paragraph, on a going forward basis, and the approval granted in Decision No. 65434 allowing APS' $125 million credit line to PWCC is not affected.

     26. Staffs Condition 2 requires APS to obtain a security interest in the PWEC assets and

                                       39                     DECISION NO. 65796

                                                    DOCKET NO. E-01 345A-02-0707

only APS has such a lien, so APS would have the first priority in the event of a default.

     27. APS shall immediately notify the Commission within five business days in the event of a default on the loan, so that the Commission can take appropriate action.

     28. The public interest requires that any improvement in PWEC's creditworthiness as a result of approval of this financing not be considered or used in the evaluation of bids/offers during APS' Track B competitive procurement.

     29. It is in the public interest to grant authority for both a loan and a guarantee with the conditions attached hereto, so that Arizona Public Service can structure the transaction in a manner that will provide the most protection for its ratepayers.

     30. The issue of the purpose for which the PWEC assets were built is not before us in this proceeding, and we are making no determination as to whether or not those assets should be part of APS' rate base.

     31. Testimony and evidence presented during the hearing merit a preliminary inquiry by Staff into APS' compliance with Decision No. 61973, the Electric Competition Rules, its Code of Conduct, and applicable law.

                               CONCLUSIONS OF LAW

     1. Arizona Public Service Company is a public service corporation within the meaning of Article XV of the Arizona Constitution and A.R.S. ss.ss. 40-285, -301, and 40-302 and A.A.C. R-14-2804.

     2. The Commission has jurisdiction over Arizona Public Service Company and the subject matter of the application.

     3. Notice of the application was provided in accordance with the law.

     4. APS' application should be approved consistent with the Discussion, Analysis, and Findings of Fact herein.

     5. The financing with the conditions approved herein is for lawful purposes within Arizona Public Service Company's corporate powers, is compatible with the public interest, with sound financial practices, and with the proper performance by Arizona Public Service Company of

                                       40                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

service as a public service corporation, and with the conditions approved herein, will not impair Arizona Public Service Company's ability to perform that service.

     6. The financing with the conditions approved herein is for the purposes stated in the application and is reasonably necessary for those purposes, and such purposes may, wholly or in part, be reasonably chargeable to operating expenses or to income.

     7. The financing with the conditions approved herein will not impair the financial status of the public utility, otherwise prevent it from attracting capital at fair and reasonable terms, or impair the ability of the public utility to provide safe, reasonable and adequate service.

                                      ORDER

     IT IS THEREFORE ORDERED that the application for financing, with the conditions contained herein, is hereby approved and Arizona Public Service Company is hereby authorized to either issue non-secured debt in an amount not greater than $500,000,000 and loan the proceeds to Pinnacle West Energy Corporation and/or guarantee the debt of Pinnacle West Energy Corporation in the amount of $500,000,000, for the purposes set forth in the application and as modified herein, and in compliance with the conditions and restrictions contained in the discussion and findings herein.

     IT IS FURTHER ORDERED that such debt will not be classified or treated as continuing debt in the context of the debt limits established by Decision Nos. 55017 and 54230.

     IT IS FURTHER ORDERED that Arizona Public Service Company is hereby authorized to obtain a financial interest and/or a guarantee in its affiliate Pinnacle West Energy Corporation consistent with the terms, conditions, and restrictions of this Decision.

     IT IS FURTHER ORDERED that Arizona Public Service Company is hereby authorized to engage in any transactions and to execute any document necessary to effectuate the authorization granted herein.

     IT IS FURTHER ORDERED that such authority is expressly conditioned upon Arizona Public Service Company's compliance with the conditions set forth below in this ordering paragraph and upon the use of the proceeds for the purposes set forth in the application as modified herein. The conditions are:

                                       41                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     1) APS should be authorized to issue and sell no more than $500,000,000 of debt in addition to its current authorizations;

     2) The debt to be lent to PWEC should be no more than $500,000,000 of secured callable notes from PWEC. The security interest shall be on the same terms as the security interest APS already has pursuant to the $125,000,000 loan authorization from Decision No. 65434;

     3) The PWEC secured note coupon shall be 264 basis points above the coupon on APS debt issued and sold on equivalent terms (including but not limited to maturity and security);

     4) The difference in interest income and interest expense should be capitalized as a deferred credit and used to offset rates in the future. The deferred credit balance shall bear an interest rate of six percent;

     5) The PWEC debt maturity shall not exceed four years, unless otherwise ordered by the Commission;

     6) Any demonstrable increase in APS' cost of capital as a result of the transaction, such as from a decline in bond rating, will be extracted from future rate cases;

     7) APS shall maintain a minimum common equity of 40 percent and shall not be allowed to pay dividends if such payment would reduce its common equity ratio below this threshold, unless otherwise waived by the Commission. This condition shall remain in effect indefinitely, and APS shall file with the Commission a calculation of capital structure within one week of filing a 10-Q or 10-K;

     8) The debt authorized herein will be included in the capital structure calculation to determine whether APS can issue dividends;

     9) Any guarantee shall meet the same concerns identified in Staff's seven conditions;

     10)  APS' debt issuance be for unsecured debt only;

     11) Neither PWEC or PWCC shall reorganize or restructure, acquire or divest assets, or form buy or sell affiliates, or pledge or otherwise encumber the PWEC generation assets during the duration of the loan/guarantee without prior Commission approval and this requirement will apply to reorganizations and restructurings, including the formation, buying or selling of affiliates, acquisitions or divestitures of assets in the amount of $100 million or greater, measured on a cumulative basis over the calendar year in which the transactions will be made. Further, those transactions identified in the Company's "recovery plan", including the accelerated sale of SunCor assets in the amount of $80 - 100 million per year for 3 years; the sale of 25 percent of the Silverhawk generation project to the Southern Nevada Water Authority; and the payment of ongoing construction costs for the West Phoenix CC #5 and the Silverhawk generation plant in Nevada would not need prior Commission approval; and

                                       42                     DECISION NO. 65796

                                                    DOCKET NO. E-01 345A-02-0707

     12) During the term of the loan or guarantee, APS and its affiliates must comply with all the Affiliated Interest Rules. Compliance with the Rules is, subject to the provisions and limitations described in this paragraph, on a going forward basis, and the approval granted in Decision No. 65434 allowing APS' $125 million credit line to PWCC is not affected.

     IT IS FURTHER ORDERED that with respect to any waiver sought by Arizona Public Service Company under Condition No. 7, the Commission shall process such waiver request within 60 days and, for this 60-day period, the condition shall be suspended. However, Condition No. 7 shall not be permanently waived without an order of the Commission.

     IT IS FURTHER ORDERED that approval of the financing set forth herein does not constitute or imply approval or disapproval by the Commission of any particular expenditure of the proceeds derived thereby or any particular prior expenditure being refinanced for the purpose of establishing just and reasonable rates.

     IT IS FURTHER ORDERED that Arizona Public Service Company shall file with the Commission copies of all executed financing documents setting forth the terms of the financing, within 30 days of obtaining such financing.

     IT IS FURTHER ORDERED that Arizona Public Service Company shall not use any authority granted in this Decision to prejudice or adversely affect the implementation of the Track B competitive solicitation process.

     IT IS FURTHER ORDERED that the issue of Arizona Public Service Company's acquisition of Pinnacle West Energy Corporation generation assets and rate base treatment is not presently before us, and we make no determination on those issues in this Decision.

     IT IS FURTHER ORDERED that any improvement in Pinnacle West Energy Corporation's creditworthiness as a result of approval of this financing shall not be considered or used in the evaluation of bids/offers during Arizona Public Service Company's Track B competitive procurement.

     IT IS FURTHER ORDERED that Arizona Public Service Company shall immediately notify the Commission within five business days in the event of a default on the loan, so that the Commission can take appropriate action.

                                       43                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

     IT IS FURTHER ORDERED that Staff shall commence a preliminary inquiry into Arizona Public Service Company and its affiliate's compliance with the Electric Competition Rules, Decision No. 61973, its Code of Conduct, and applicable law.

     IT  IS  FURTHER   ORDERED  that  this  Decision  shall  be  come  effective
immediately. BY ORDER OF THE ARIZONA CORPORATION COMMISSION.


MARC SPITZER                      JIM IRVIN                   WILLIAM A. MUNDELL
--------------------------------------------------------------------------------
CHAIRMAN                          COMMISSIONER                      COMMISSIONER


JEFF HATCH-MILLER
--------------------------------------------------------------------------------
COMMISSIONER                      COMMISSIONER


                                   IN  WITNESS  WHEREOF,  I,  BRIAN  C.  McNEIL,
                                   Executive Secretary of the Arizona Corporation Commission, have hereunto set my hand and caused the official seal of the Commission to be - fixed at the Capitol, in the City of Phoenix, this 4th day of April, 2003.


                                   BRIAN C. McNEIL
                                   ---------------------------------------------


DISSENT Mike Gleason
        ------------------------------------
LAF:dap

                                       44                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

SERVICE LIST FOR:                                 ARIZONA PUBLIC SERVICE COMPANY
DOCKET NOS.:                                      E-01345A-02-0707


Jeffrey B. Guldner
SNELL & WILMER
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004

Thomas L. Mumaw
Karilee Ramaley
PINNACLE WEST CAPITAL CORP
LAW DEPARTMENT
P.O. Box 53999, MS 8695
Phoenix, Arizona 85004-3999

C. Webb Crockett
Jay L. Shapiro
FENNEMORE CRAIG
3003 N. Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attorney for Panda Gila River, L.P.

Larry F. Eisenstat
Michael R. Engleman
Frederick D. Ochsenhirt
DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
2101 L Street, NW
Washington, DC 20037
Attorneys for Panda Gila River, L.P.

Scott Wakefield
RUCO
1110 W. Washington, Suite 200
Phoenix, Arizona 85007

William P. Sullivan
Michael A. Curtis
2712 N. 7th Street
Phoenix, Arizona 85006-1090
Attorneys for Reliant Resources, Inc.

                                       45                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

Roger K. Ferland
QUARLES & BRADY STRETCH LANG, LLP
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391
Attorneys for Harquahala Generating Company, LLC

Jay I. Moyes
MOYES STOREY
3003 N. Central Ave., Suite 1250
Phoenix, Arizona 85012
Attorneys for PPL Southwest Generation Holdings, LLC:
PPL Energy Plus, LLC; and PPL Sundance Energy, LLC

Jesse A. Dillon
PPL
2 North Ninth Street
Allentown, Pennsylvania 18101

Walter W. Meek AUIA
2100 N. Central Ave., Suite 210
Phoenix, Arizona 85004

Lawrence V. Robertson, Jr.
MUNGER CHADWICK
National Bank Plaza
333 N. Wilmot, Suite 300
Tucson, Arizona 85711
Attorneys for Southwestern Power Group II, LLC; Bowie Power Station; and Sempra Energy Resources

Greg Patterson
ACPA
5432 E. Avalon
Phoenix, Arizona 85018

Raymond S. Heyman
Michael W. Pattern
ROSHKA, HEYMAN & DeWULF
One Arizona Center
400 E. Van Buren, Suite 800
Phoenix, Arizona 85004
Attorneys for Tucson Electric Power Co.

                                       46                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

Christopher Kempley, Chief Counsel
ARIZONA CORPORATION COMMISSION
Legal Division
1200 West Washington
Phoenix, AZ 85007

Ernest Johnson, Director
Utilities Division
ARIZONA CORPORATION COMMISSION
1200 West Washington Street
Phoenix, Arizona 85007

                                       47                     DECISION NO. 65796

                                                     DOCKET NO. E-01345A-02-0707

                         DISSENT OF COMMISSIONER GLEASON

I respectfully dissent from my fellow Commissioners regarding the Commission's approval of APS's request to loan PWEC up to $500 million. While I believe the record supports APS's claim that PWEC needs APS's credit support to refinance its debt, a guarantee is the only type of refinancing that is in the public interest.

By this order, the Commission approved a speculative loan from a regulated utility to an unregulated company with less than investment credit rating, which will put the utility over its mandated debt ceiling.

The following support this statement:

     1.   There is no list of collateral for this loan.

     2. There is no appraisal of assets to be used as collateral for this loan.

     3. The banks will not make the loan; thus it must be considered a speculative loan.

     4. The exclusion of this loan from APS's continuing credit will, by testimony, put APS's debt over the mandated ceiling. This tacitly increases the debt limit when utilities are under pressure to conserve their financial debts.

Thus, the Commission authorized a speculative use of a regulated utilities fund which could put the ratepayers at risk of higher rates.

Furthermore, the fundamental principles of the Commission's Affiliated Interest Rules prohibit exactly this type of situation. To preserve competition and to maintain the integrity of our Affiliated Interest Rules, a lending institution needs to stand in between PWEC assets and APS.

The Order requires APS to refinance PWEC debt in a manner that is in the best interest of the ratepayers. To that end, it is my belief APS should choose a guarantee. Since the Order allows APS to select a loan, I must dissent.

                                       48                     DECISION NO. 65796